Patrizio & Zhao, LLC

Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: 973-882-8810
Fax: 973-882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 1,000,000 shares of common stock of Vecast, Inc., of our report dated September 16, 2010 with respect to the consolidated financial statement of Vecast, Inc. for the years ended December 31, 2009 and 208 and of our report dated December 10, 2010 with respect to the consolidated financial statement of Vecast, Inc. for the period ended September 30, 2010. We also consent to the reference to us under heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
December 13, 2010